Amendment To Subadvisory Agreement
     This Amendment to the Subadvisory Agreement (the “Amendment”) is entered into this 28th day of April, 2008, by and between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”) and Pacific Investment Management Company LLC, a Delaware limited liability company (the “Subadviser”), with reference to the following facts:
     WHEREAS, the Adviser and the Subadviser entered into an Investment Management Agreement on October 17, 2005, as amended (the “Agreement”) wherein the Adviser appointed the Subadviser, and the Subadviser accepted the appointment, to provide investment management services to the John Hancock Funds II Total Return Fund (the “Account”) (PIMCO account #2156);
     WHEREAS, the Subadviser and the Adviser wish to amend Appendix A of the Agreement;
     NOW, THEREFORE, it is agreed that Appendix A is hereby amended to change the sub-advisory fee with respect to the Total Return Fund.
     Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
     EXECUTED on the date first above written.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:	/s/ Bruce R. Speca

Name:	Bruce R. Speca
Title:	Executive Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Thomas J. Otterbein

Name:	Thomas J. Otterbein
Title:	Managing Director

APPENDIX A
FEE SCHEDULE
TOTAL RETURN FUND
A SERIES OF JOHN HANCOCK FUNDS H
     The Subadviser shall serve as investment subadviser for the Total Return Fund, a series of John Hancock Funds U (the “Portfolio”). The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio, a subadvisory fee at an annual rate as follows (the “Subadviser Fee”):
If Relationship Net Assets* equal or exceed $3 Billion, the following fee schedule shall apply:

	First	Excess Over
	$1 Billion	$1 Billion
	of Total Return	of Total Return
Portfolio	Net Assets**	Net Assets**
Total Return Fund	[%]	[%]
If Relationship Net Assets* are less than $3 Billion, the following fee schedule shall apply:

Portfolio	All Asset Levels
Total Return Fund	[%]

*	The term Relationship Net Assets shall mean the aggregate net assets of all portfolios of the John Hancock Trust and the John Hancock Funds II that are subadvised by the Subadvisor.

**	The term Total Return Net Assets includes the net assets of the Portfolio. It also includes with respect to the Portfolio the net assets of the Total Return Trust, a series of John Hancock Trust, but only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the Total Return Trust. For purposes of determining Total Return Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio are determined as of the close of business on the previous business day of the Trust, and the net assets of the Total Return Trust are determined as of the close of business on the previous business day of that fund.
     The Subadviser Fee for the Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Total Return Net Assets divided by (ii) Total Return Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio.
The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.
Amendment - 2

     If, with respect to the Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Subadvisory Fee changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.
Amendment - 3